Exhibit 10.13

Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of September 1, 2020 (the “Amendment Effective Date”), by and between Galaxy Next Generation, Inc., (the “Company”), and Gary LeCroy (the “Executive” and, together with the Company, the “Parties”).

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated as of January 1, 2020, as amended as of September 1, 2020, and

Whereas, the Parties desire to amend Section 7(D) of the Agreement in the manner reflected herein, and

Whereas, the Board of Directors of the Company has approved the amendment of the Agreement in the manner reflected herein,

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Relocation. Section 3.6 of the Agreement is hereby deleted and Tthe 51% voting class ownership is no longer part of the employment agreement):

“(D) Other.

- Issuance of company preferred voting stock in conjunction with issuance to CEO to maintain more than 50% voting right.”

2. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

Title: Chief Executive Officer

/s/ Gary LeCroy Gary LeCroy